For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE OF APPROXIMATELY 1,959 BOE/D FROM THE SUKUT 28-33 #1H WELL

RIVERTON, Wyoming – August 10, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its Sukut 28-33 #1H well which was recently completed with Brigham Exploration Company (NASDAQ: BEXP) (“Brigham” or “BEXP”) in the Williston Basin of North Dakota.

Williston Basin – Bakken Shale

The Sukut 28-33 #1H well, the eleventh well completed under the Drilling Participation Agreement with Brigham, produced approximately 1,752 barrels of oil and 1,243 MMCF of natural gas per day or 1,959 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 32 fracture stimulation stages.  U.S. Energy's initial working interest in this well is approximately 42% (~33% net revenue interest).  Oil and gas sales from this well have commenced.

“We are pleased to announce the results of the Sukut well, the eleventh successful well in a row in the Bakken Formation with Brigham,” said Keith Larsen, CEO of U.S. Energy Corp.  “We anticipate continuing an aggressive drilling pace for the balance of 2010, with two infill wells, a Three Forks test well, and the remaining four original well units to be drilled and completed by year end,” he added.

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Press Release
August 10, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                                     Nick Hurst
Director of Investor Relations                                                           Investor Relations
U.S. Energy Corp.                                                                                The Equicom Group
1-800-776-9271                                                                                      1-403-538-4845
reggie@usnrg.com                                                                               nhurst@equicomgroup.com